EXHIBIT 10.11



                    KEY MANAGEMENT CASH INCENTIVE PLAN


I.   CORPORATE OFFICERS


PURPOSE

To provide a program to pay annual cash incentives to Doskocil's Senior Management group based on achievement of annual performance targets as approved by the Board of Directors. The program design will leverage incentive payout for performance above target and provide for reduced payout or no payout for off-target performance. The plan will tie an individual executive's incentive compensation to combined performance for division or staff function, the corporation and individual impact.


PLAN DESIGN

Each participating executive will have a target incentive percentage (TIP), a percent of base salary in effect at the beginning of the year, which will develop a target incentive award (TIA). The TIA will be paid for performance at planned levels. However, achievement of plan will require a balance of performance between division or staff function, individual and corporate performance. No incentives will be paid in the event performance does not achieve plan regardless of achievement of individual or staff function targets. An exception is the situation where a division makes plan and the company does not. In that case, the Division President may qualify for an incentive of 60% of the TIA that would be calculated for divisional performance alone. Also, for 1995 only, if all divisions meet plan except Retail and the total company performance is short of target by no more than 10% of the Retail Division Plan, then target incentives may be paid. This special one-time provision recognizes the "Wild Card" character of the Retail Division.
Plan is on an EBIT basis.

For division presidents the TIA will be based 65% on divisional performance, 25% on corporate performance and 10% on attainment of individual objectives. For the CEO and COO, 80% of the TIA will be based on corporate performance and 20% related to personal objectives. For functional staff officers, 65% of the TIA will be based on corporate EBIT performance and 35% on performance against individual standards.

To develop actual incentive awards, each element is evaluated on its own. However, the individual performance rating will be controlled by the performance rating of the division or staff function and not corporate performance. An executive must be employed by the company at year end in order to receive an incentive award. Awards may be prorated in the event an executive holds a qualifying position for part of the year. Incentives will be paid no later than March 15 of the following year based on audited financials.

The TIP percentages proposed are as follows:




Position                                                    TIP %

CEO                                                          75

COO                                                          60

Division Presidents                                          50

SVP and CFO                                                  50

VP - Procurement                                             40

VP - Operating Services                                      40

VP - Distribution                                            35

VP - Controller                                              35

VP - Planning Corporate Finance                              35

VP - General Counsel                                        35


The following example demonstrates the plan's mechanics by using a hypothetical operating executive with a $150,000 base salary and 50% TIP which results in a TIA of $75,000. The table below shows how incentive compensation would work at various performance levels:

                         ---------TIA Values---------

Achievement         65%           25%          10%                      %          %
  Level          Division     Corporate    Individual     Total     Base Comp.    TIA
_______________________________________________________________________________________
   100%           48,750        18,750        7,500      75,000       50.0%      100.0%
   (Target)

   110%           58,500        22,500        9,000      90,000       60.0%      120.0%

   125%           73,125        28,125       11,250     112,500       75.0%      150.0%

= >140%           97,500        37,500       15,000     150,000      100.0%      200.0%

As the table illustrates, incentive awards are leveraged significantly where performance exceeds targets. Upward leverage terminates at 140% of target and there is no payment if corporate performance is lower than target except for Division Presidents who achieve at least 100% of divisional EBIT target where a TIA of up to 60% of target could be earned for divisional performance only.

Using the table above, with corporate performance of 90% and divisional performance of 110%, the payout to the hypothetical executive would be $44,100; $35,100 for division performance, $0 for corporate performance and $9,000 for individual performance. The rating of individual performance is controlled by the rating resulting from divisional performance. Within the 100-140% achievement levels, performance will be interpolated.

Individual performance requires evaluation of achievement of personal objectives scored on a 1 to 10 scale for each objective. Equal weight is given to each objective and the individual score is the simple average of all perSonal objectives. A point value is established by dividing the TIA for the individual portion of the program by 10. Hence, for the hypothetical executive, the point value would be $750. The above example assumes a score of
10. However, for a 7.5 score for personal objectives, the executive would receive $5,625 with division performance at target and the amount would increase with above plan divisional performance, e.g. $6,750 at 110%.

Evaluation of staff functional performance will be based on the level of corporate EBIT achievement and rating of accomplishment against selected measures of the function's performance. Point value is established by dividing the TIA value for the function and individual categories by 10. The scoring will be the simple average of the individual scores for function and individual performance on a 1 to 10 scale multiplied by the TIA value. For functional staff executives using a hypothetical executive with a base compensation of $150,000 and 35% TIP and $52,500 TIA, the following would apply.

                         ---------TIA Values---------

Achievement
   Level           Corporate      Function      Individual     Total    Base Comp.    TIA
____________________________________________________________________________________________
   100%              34,125        13,125          5,250      52,500       35.0%     100.0%
    (Target)

   110%              40,950        15,750          6,300      63,000       42.0%     120.0%

   125%              51,188        19,687          7,875      78,750       52.50%    150.0%

= >140%              68,250        26,250         10,500     105,000       70.0%     200.0%

II.  DIVISIONAL MANAGEMENT INCENTIVE PLANS (Excluding Division
     Presidents)


Certain aspects of divisional incentive programs must have uniformity among divisions. This is especially appropriate for key members of the division management group where the TIP needs to be comparable for similar functions within other divisions.

The following are the significant elements of divisional incentive programs that are required to meet the abovementioned objective:

 . Comparable TIP

For key division executives, the maximum TIP for target performance is 40% and the maximum TIP at = > 140% of target is 70%. Divisional management will have three TIP categories: 40%, 30% and 20%.

 . Incentive Bases

For key division management, 85% of the TIA will relate to division performance against EBIT target and 15% will be based on an assessment of individual performance against performance standards. Evaluation of individual performance will follow the approach used for corporate officers.

 . Qualification for Divisional Bonuses

Divisions must accrue bonus awards based on the sum of all executives TIA's. In the event that a division makes its EBIT target, but the consolidated corporate EBIT performance falls short of the target for payout, key division executives can qualify for the 60% of the TIA attributable to divisional performance.

 . Incentive Payout

Each division will have a comparable ratio of the total of all TlA's to target EBIT for the division. This relationship is a good indicator of balanced coverage of incentive compensation of the target level among divisions.

 . Qualifying Positions


Retail Division

TIP
40%       Chuck Sweeney          Vice President, Product
                                 Management/Operations

40%       Joe Baker              Vice President, Sales

40%       Controller             Vice President

30%       Bob Neeley             Director, Ham

30%       Bob Lenocker           Director, Sausage

30%       John Bumps             Director, Pricing

30%       Jim Krapfl             Director, Marketing

30%       Dave Moe               Director, R&D

20%       Stan Larson            Manager, Bacon/Product
                                 Logistics



Deli Division

TIP

40%       Charlie Bates          Vice President, Sales

30%       Dave Dunlevy           Director, Marketing

30%       Phil Broderick         Director of Operations

30%       Ron Petersen           Director, Product
                                 Management

30%       Diane Emrick           Controller

20%       Joe Thompson           Manager, Deli Products


Food Service Division

TIP

40%       Lee Harrisons          Vice President, Food
                                 Service Distributor Sales

40%       Rob Riddle             Vice President, National
                                 Accounts

40%       Don Dogotch            Vice President,
                                 Controller

40%       Arvid Lundmark         Vice President, Product
                                 Management

30%       John Riley             Director, Marketing

30%       Steve Seideman         Director, Research &
                                 Development

30%       Kim Knight             Director, Customer
                                 Service

30%       Don Bynum              Director, Hutchison
                                 Operations

30%       Dev Traver             Director, Jefferson
                                 Operations

20%       Rebecca Shelton        Assistant Controller


Specialty Brands Division

TIP

40%       Greg Ibsenons          Vice President, Sales and
                                 Marketing

40%       Chris Meyer            Vice President, Finance

40%       Charles Smith          Vice President,
                                 Operations

30%       Gary Burton            Vice President, Logistics

30%       Buz Carter             Marketing Director -
                                 Ethnic Entrees/Portion
                                 Meats

30%       Mark Miller            Director - New Product
                                 Development/R&D

30%       Susan Morrison         Director - Appetizers

30%       Mike Cramer            Director - Quality
                                 Assurance

30%       Ed Tostenrud           Director - Mexican
                                 Operations

30%       Dave Werner            Operations Manager -
                                 Carthage/Piedmont


20%       Bill Blount            Plant Superintendent -
                                 Piedmont

20%       Frank Peterson         Plant Manager - New
                                 Rochelle

20%       Bob Reinhart           Plant Manager -
                                 Albuquerque

20%       John Traub             Plant Manager -
                                 Noblesville